EXHIBIT 10.8

AGREEMENT

THIS AGREEMENT made and entered into as of February 1, 2022 (hereinafter referred to as the “Effective Date”), by and between CASCADIA MANAGING BRANDS, LLC, a Delaware Limited Liability Company, having its principal place of business at 120 East Main Street, Suite 375, Ramsey, NJ 07446 (“CMB”) and Glucose Health, Inc., a Nevada Corporation, having its principal place of business at 609 SW 8h Street, Suite 600, Bentonville AR 72712 (the “Company”).

WHEREAS, the Company is in the business of developing, marketing, selling and promoting beverage products under the brand names “GLUCODOWN® and FIBER UP®” (the “Products”);

WHEREAS, CMB is in the business of assisting brands in the brand management of beverage products;

WHEREAS, the Company is willing to grant to CMB, an exclusive right, subject to the exceptions set forth herein, to act as its brand manager in the Territory (as hereinafter defined) for the duration of the Term (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and CMB, intending to be legally bound, hereby agree as follows:

1. Appointment

a) Company hereby appoints CMB, under the terms and conditions hereinafter set forth, as its exclusive brand management company in all channels of trade including but not limited to distributors, wholesalers, direct accounts, supermarkets, convenience store chains, drug store chains, price clubs, etc. throughout the United States (the “Territory”).

b) This Agreement shall commence on February 1, 2022, and shall remain in effect for an initial term of 12 months thereafter (herein the "Initial Term").

c) Nothing herein contained shall be construed to create an employer-employee relationship between the parties hereto. CMB is retained hereunder strictly as an independent contractor and Company acknowledges that CMB may enter into consulting agreements with other entities.

2. Obligations of CMB

a) CMB shall undertake the following services (collectively the “Services”) for the Company:

•	Perform the roles of Director of Sales (contract), Director of Sales Operations (contract) and be identified on Company websites and collateral, as required.

•	Determine and establish a sales, marketing and distribution plan for the Products include targeted markets, channels, distributors, brokers, sales agents and customers.

•	Work with Company to establish a sales, marketing and distribution budget.

•	Action new distributor, broker, sales agent authorizations and new or enhanced existing placements for the Products with customers.

•	Attendance and participation at key account presentations, trade shows and other events such as investor presentations, as required.

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•	Manage all distributor, broker, sales agent relationships in the territory.

•	Assist in the creation of new sales presentations, marketing materials and advertising campaigns, as required.

•	Review existing sales presentations, marketing materials and advertising and make recommendations, as required.

•	Provide input into the formulation, commercialization and production of the existing Products and new products.

•	Recommend and/or provide introductions to manufacturing partners such as co-packers, bottlers, packaging and ingredients vendors, as required.

•	Other initiatives as Company and CMB mutually agree.

b) It is specifically understood that the collection of any monies due to the Company by a distributor or account of any kind shall be undertaken by the Company and not CMB, and CMB shall not be liable for any payment deficiencies or accounts receivables from any of the Company’s accounts.

c) It is specifically understood that CMB shall not be responsible for the Products specific performance, consumer, retailer or distributor response or level of sales generated by the Company during the term of this Agreement.

d) It is specifically understood that it is the responsibility of the Company to run credit checks of potential distributors/direct accounts if they so elect.

3. Order Acceptance and Transmittal

a) All negotiations by CMB for the account of the Company shall be conducted in accordance with such prices, terms, and conditions as the Company specifies from time to time.

b) Copies of all orders of the Products shall be promptly forwarded to CMB by the Company within three (3) days following Company’s receipt of same. In addition, the Company will provide to CMB a written monthly sales report set forth by distributor and distributor warehouse in both cases sold and dollar amounts (the “Monthly Sales Report”), which Monthly Sales Report shall be delivered to CMB within ten (10) business days following the last business day of each month.

c) It is understood and agreed that neither CMB nor its owners, directors nor employees shall be considered employees of the Company and neither party shall in any event be held liable or accountable for any obligations incurred by the other party other than as specified in this Agreement.

4. Compensation/Expenses

a) The Company shall pay to CMB a monthly fee of Five Thousand Dollars ($5,000.00) the “Cash Monthly Fee”) for the Services, which shall be due and payable via wire or electronic transfer no later than the first (1st) day of each month, or the Company shall pay to CMB a five percent (5%) “Net Sale Commission” (as hereinafter defined), whichever is greater. If a broker has been appointed with respect to a particular sale of any Product, the Net Sale Commission shall be reduced to three percent (3%). In addition, the Company shall instruct its transfer agent to record 30,000 shares of the Company's common stock in the name of CMB or its designated beneficiary, with said shares earned at the rate of 2,500 shares per month for the Initial Term of the Agreement.

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If The Company elects to pay by credit card the Company agrees to add to the payment the fee that the credit card company charges CMB.

For the purposes of this Agreement, the “Net Sale Commission” shall be calculated as the total price at which an order is invoiced to an account, less all discounts negotiated by CMB and the Company with respect to a particular customer or account.

In order to determine the compensation due CMB, at the end of each month, the Net Sale Commission will be calculated and compared with the cash Monthly Fee that was paid. If the five percent (5%) (or 3% if brokers have been appointed) Net Sale Commission exceeds the cash Monthly Fee that was paid, the Company will pay the difference between the percentage Net Sale Commission and the cash Monthly Fee within ten (10) days of receipt by the Company of a payment invoice from CMB.

b) In the event brokers are approved by the Company and appointed, it will be the responsibility of the Company to pay such brokers’ commission, not to exceed five percent (5%), as well as any agreed to monthly compensation due and owing CMB.

c) The Company agrees to reimburse CMB for its travel expenses incurred in connection with the performance of this Agreement, including airfare, lodging, meals, car rental, parking, tolls, gas and other related travel expenses. All travel expenses will be pre-approved by the Company.

d) It is the responsibility of the Company to send out sample requests submitted by CMB. The Company has final decision whether to send out any requested samples and will advise CMB if it declines to send the samples.

5. Non-Solicitation

a) The Company covenants and agrees that during the term of this agreement and for twelve (12) months after the termination thereof, it will not, directly or indirectly, on behalf of or in conjunction with any person or legal entity, recruit, solicit, induce, retain or hire any employee of CMB.

6. Termination

This Agreement may be terminated as follows:

a) By either party hereto immediately in the event that the other party (i) becomes insolvent or ceases to carry on business, or takes any action to liquidate its assets; (ii) stops making payments in the usual course of business (provided that the foregoing shall not be construed so as to prohibit a bona fide reorganization); (iii) makes an assignment for the benefit of creditors; (iv) is subject to a petition for bankruptcy, and such petition is not dismissed within ninety (90) days; (v) is adjudicated bankrupt; or (vi) becomes subject to a receiver or any other person with like powers appointed to take charge of and liquidate such party’s business, property or assets;

b) By CMB, if the Company fails or refuses to pay promptly any amount payable under this Agreement when and as the same shall become due and payable, and such default is not cured within ten (10) days after the Company’s receipt of written notice to cure from CMB. Upon non-payment the balance of the Cash Monthly Fees for the Initial Term of the Agreement will be immediately due and payable. By the Company, upon one month's notice and payment of Cash Monthly Fees, for all remaining months of the Initial Term.

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7. Indemnification

a) CMB hereby agrees and shall defend and promptly indemnify and hold harmless the Company, its affiliates, partners, officers, directors, shareholders, employees, agents, and assigns from and against any and all damages, claims, losses, liabilities, costs and expenses, including without limitation reasonable attorneys’ fees and other costs and expenses (hereinafter “Losses”) resulting from, arising out of, or by reason of (i) CMB breach of any of its covenants and agreements contained herein or the default or breach of any of its obligations hereunder; (ii) CMB’s failure to perform the Services in accordance with applicable federal, state and local laws, rules and regulations; or (iii) any act, omission, or negligence of CMB or its employees, agents, or contractors in connection with its or their performance hereunder except to the extent any such Losses are caused by or arise from the Company’s gross negligence, recklessness or willful misconduct.

b) The Company hereby agrees and shall defend and promptly indemnify and hold harmless CMB, its affiliates, partners, officers, directors, shareholders, employees, agents, and assigns from and against Losses resulting from, arising out of, or by reason of (i) the Company’s default or breach of any of its material obligations hereunder or (ii) the Company’s Products causing damage or being adulterated as defined in Section 342 of the Federal Food, Drug and Cosmetic Act, as amended (hereinafter, the “Federal Act”), or being misbranded as defined in Section 343 of the Federal Act, except in the event where the Losses occurred as a result of the gross negligence, recklessness or willful misconduct of CMB. Notwithstanding anything to the contrary in this Agreement, unless, and then only to the extent that, a court of competent jurisdiction acting pursuant to Section 7 of this Agreement, determines that CMB is fairly and reasonably entitled to indemnification, the Company shall not indemnify CMB under this Agreement:

8. Insurance

The Company agrees to furnish CMB with a certificate of insurance demonstrating that the Company has obtained product liability insurance in the minimum amount of $2,000,000. The Company shall cause CMB to be named as an additional insured.

9. Ownership Rights

CMB acknowledges and agrees that the ownership of all trademarks, trade names, trade secrets, trade dress, copyrights, logo types, commercial symbols, patents, branding labels and the designs use on, or in connection with, the Products, and the good will symbolized by the Products (collectively, the “Company IP”), shall be and remain vested solely with the Company, its successors and assigns. The Company grants CMB the right, during the Term, to use the Company IP solely to promote the goodwill and sale of the Products in the Territory. Any use of the Company IP by CMB shall be to promote the Products in the best possible manner as determined by the Company in its sole discretion. In connection therewith, CMB agrees that it shall not at any time do or suffer to be done any act which will in any way impair the Company’s right, title and interest in and to the Company IP.

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10. Confidentiality

a) CMB hereby acknowledges that, during the Term, the Company may disclose certain confidential information, which confidential information includes, but is not limited to, the terms of this Agreement and any information pertaining to the Company’s financial affairs, business systems, marketing strategies, trade secrets, products, designs, flavors, equipment, manufacturing process, technology and other technical and commercial information, to CMB solely to permit CMB to perform its obligations under this Agreement. CMB hereby agrees to maintain the secrecy of the Confidential Information, whether written or oral, which is disclosed to CMB by the Company in or pursuant to this Agreement or otherwise has been disclosed to CMB in the strictest confidence and, accordingly, CMB hereby agrees that it shall not, except in accordance with and as contemplated by this Agreement, either during the term of this Agreement or at any time thereafter, make use of or disclose to anyone any of the Confidential Information, for its own purposes or any other purpose whatsoever.

b) Without limiting the generality of the foregoing, and except as permitted herein, each party hereto agrees to keep this Agreement, the provisions hereof, and the transactions contemplated hereby in confidence, except for such information that may be disclosed to directors, officers, employees, or professional advisors who need to know such information for the purpose of approving, advising as to or effecting the transactions contemplated hereby, or as otherwise may be required by a court or any other authority with jurisdiction over the subject matter contained herein.

11. Entire Agreement

This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether written or oral. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. Severability

If any provision of the Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of the Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provisions shall be deemed to be written, construed, and enforced as so limited.

13. Waiver

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. Applicable Law/Choice of Venue

The parties agree that this Agreement is to be governed by and construed under the law of the State of New Jersey without regard to its conflicts of law provisions. The parties further agree that all disputes shall be resolved exclusively in state or federal court in Bergen County, New Jersey.

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15. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

16. Force Majeure

A party is not liable for failure to perform the party's obligations if such failure is as a result of Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service.

17. Binding Effect

This Agreement shall be binding upon and enforceable against the parties hereto, their successors and assigns, and shall inure to the benefit of and be enforceable by the parties hereto and their successors and assigns, provided that CMB may not assign its rights or delegate its duties under this Agreement without the prior written consent of the Company, which the Company shall not be obliged to give.

ACCEPTED AND AGREED this 31st day of January, 2022.

/s/ Murray Fleming
By:	Murray Fleming
Title:	CEO

CASCADIA MANAGING BRANDS, LLC

/s/ William Sipper
By:	William Sipper
Title:	Managing Partner

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